Exhibit 99.1

LIMITED BRANDS ANNOUNCES AMENDMENT AND EXTENSION TO CREDIT AGREEMENT

Columbus, Ohio, March 8, 2010 — Limited Brands, Inc. (NYSE: LTD) (“Limited Brands”) announced today that it has concluded an amendment and extension (the “Amendment”) of its existing amended and restated credit agreement dated as of February 19, 2009 (the “Existing Credit Agreement” and as amended and restated, the “Credit Agreement”).  Capitalized terms not defined herein have the meanings set forth in the Credit Agreement.

Under the Amendment, the termination date of the Commitments of Lenders who consented to the Amendment is extended by two years (until August 1, 2014) and the aggregate amount of their Commitments is reduced from $873,333,333 to $800,000,000.  The termination date (August 3, 2012) and aggregate principal amount ($126,666,667) of the Commitments of non-consenting Lenders are unchanged by the Amendment. The Amendment reduces the aggregate amount of the Commitments of the Lenders under the Credit Agreement from $1,000,000,000 to $926,666,667.

Additionally, the Amendment modifies the covenants limiting Investments and Restricted Payments to provide that Investments and Restricted Payments may be made, without limitation on amount, if (i) at the time of and after giving effect to such Investment or Restricted Payment the ratio of Consolidated Debt to Consolidated EBITDA for the most recent four quarter period is less than 3.0 to 1.0 and (ii) no Default or Event of Default exists.

In addition, as a condition to the effectiveness of the Amendment, Limited Brands, repaid the approximately $200,000,000 outstanding under the Term Loan Credit Agreement.

ABOUT LIMITED BRANDS:
Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 2,970 specialty stores.  The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Forward Looking Statements:

This press release may contain forward-looking statements (as such term is defined in the Private Securities Reform Act of 1995). These forward-looking statements may include without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the company's or management's beliefs, expectations or opinions, and are subject to risks and uncertainties that could cause actual results to differ materially from the company's current expectations. Further discussion of these and other potential risk factors may be found in the company’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K for the fiscal year ended January 31, 2009.